Results of November 11, 2004 shareholder meeting
 (Unaudited)

An annual meeting of shareholders of the fund was held on November 11, 2004.

At the meeting, each of the nominees for Trustees were elected, as follows:

	     Votes	Votes
	For	Withheld
Jameson A. Baxter
16,521,495              384,171
Charles B. Curtis
16,482,117              423,549
Myra R. Drucker
16,491,287              414,379
Charles E. Haldeman, Jr.
16,471,310              434,356
John A. Hill
16,482,527              423,139
Ronald J. Jackson
16,501,419              404,247
Paul L. Joskow
16,489,178              416,488
Elizabeth T. Kennan
16,507,786              397,880
John H. Mullin, III
16,481,367               424,299
Robert E. Patterson
16,507,922               397,744
George Putnam, III
16,450,224               455,442
A.J.C. Smith
16,443,064              462,602
W. Thomas Stephens                              16,446,465
459,201
Richard B. Worley
16,446,977              458,689


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company
Act was adjourned.*


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was adjourned.*


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was adjourned.*

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was adjourned.*


* Since the sufficient votes in favor of this proposal were not received as of November 11, 2004, the shareholder meeting with respect to this proposal has been adjourned until no later than January 10, 2005 to permit further solicitation in the Trustees discretion.

All tabulations are rounded to the nearest whole number.